UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 1, 2006 (October 31, 2006)

CORE LABORATORIES N.V.

(Exact name of registrant as specified in its charter)

001-14273
(Commission File Number)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Herengracht 424
1017 BZ Amsterdam
The Netherlands	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (31-20) 420-3191

Check the appropriate below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events

Core Laboratories N.V. ("Core Lab") today announced pricing of the offering by its U.S.-based, wholly owned subsidiary, Core Laboratories LP ("CLLP"), of $250 million aggregate principal amount of senior exchangeable notes due 2011 through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes will bear interest at a rate of 0.25% per year. The notes will be fully and unconditionally guaranteed by Core Lab. The sale of the notes to the initial purchasers is expected to close on 6 November, 2006. The notes will be exchangeable into Core Lab's common shares under certain circumstances at an initial conversion rate of 10.5533 per $1,000 principal amount of notes, which is equal to a conversion price of approximately $94.76 per share. The initial conversion price represents a premium of approximately 30% relative to the last reported sale price of Core Lab's common shares on The New York Stock Exchange on 31 October, 2006. Upon exchange, holders will receive cash up to the principal amount, and any excess exchange value will be delivered in Core Lab's common shares.

CLLP also granted the initial purchasers a 13-day option to purchase up to an additional $50 million aggregate principal amount of notes.

In addition, Core Lab entered into separate warrant transactions with the financial institution that entered into the exchangeable note hedge transactions covering approximately 2,638,325 Core Lab common shares. Core Lab intends to use substantially all of the proceeds of the warrant transactions of approximately $48 million to repurchase its common shares. The exchange note hedge and warrant transactions will effectively increase the exchange price of the exchangeable note to approximately $127.56 per share of Core Lab's common shares, representing a 75% premium based on the last reported sale price of $72.89 per share on 31 October, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Laboratories N.V.

Dated: November 1, 2006	By	/s/ Richard L. Bergmark
Richard L. Bergmark
Chief Financial Officer